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                                   PROMISSORY NOTE


$2,000,000.00                                               September 20, 1996
                                                            Worthington, Ohio

    FOR VALUE RECEIVED, Total Control Products ("Maker), an Illinois corporation having its principal place of business at 2001 North Janice Avenue, Melrose Park, Illinois 60160, promises to pay on or before the earlier of (i) September 20, 1999, or (ii) ten (10) days after the closing of an initial public offering of any class of capital stock of Maker (a "Public Offering") to the order of A. B. Siemer ("Payee"), an individual residing at 2 Bottomly Crescent, New Albany, Ohio 43054, or his successors or assigns, the principal sum of Two Million Dollars ($2,000,000.00), together with interest from the date hereof on the unpaid principal balance of this Note from time to time outstanding, as follows:

         (A) Interest shall accrue on the unpaid principal balance at a rate per annum equal to thirteen percent (13%) and shall be computed on the basis of a 365-day year for the actual number of days the unpaid principal amount hereof is outstanding. Said interest is payable in arrears. The first payment of interest shall be due and payable an December 20, 1996. Thereafter, interest shall be due and payable on the 20th day of January, 1997 and continuing on the 20th day of each calendar month thereafter until this Note has been paid in full.

         (B) In addition to the interest provided for in (A) above, Maker shall issue to Payee (or to his successors or assigns) on the earlier of (i) September 20, 1997, or (ii) ten (10) days after the closing of a Public Offering, as additional consideration for making the loan provided for in this Note, a total of 9,333 fully paid and nonassessable

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shares of common stock of Maker (said number of shares being subject to adjustment for any stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, merger, recapitalization or other similar transaction of Maker occurring on or after the date hereof (such events being hereinafter called "Adjustment Events")). Said shares shall be issued to Payee even if the Note is repaid on or before the scheduled date for issuance of the shares.

         (C) In the event that any part of the outstanding principal balance of this Note remains unpaid on September 20, 1997, Maker shall pay to Payee (or to his successors or assigns), in addition to interest at the rate of 13% per annum and the issuance of 9,333 shares as provided for above, an additional amount of interest (the "Additional Interest") at the rate of seven percent (7%) per annum on the unpaid principal balance of this Note which shall begin to accrue on September 20, 1997 and shall be computed on the basis of a 365-day year for the actual number of days the unpaid principal is outstanding. The Additional Interest shall be paid in arrears and shall be paid in fully paid and nonassessable shares of common stock of Maker valued at $15.00 per share (such number of shares and such value being subject to adjustment for Adjustment Events). For example, if the additional 7% interest is $140,000, Maker shall pay Payee an additional 9,333 ($140,000 DIVIDED BY $15.00) shares as such Additional Interest payment. Such Additional Interest shall be due and payable on the 20th day of September of 1998 and 1999.

         At the time of any issuance of common stock of Maker hereunder, Maker shall deliver to Payee (or to his successors or assigns) a certificate or certificates representing the number of shares of Maker's common stock so issued.

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         All payments received under the terms of this Note will be applied by
Payee first to any sums due under this Note other than principal or interest, second to interest due and payable and third to principal due and payable under this Note.

         Principal, interest (other than the stock issuances provided for above) and other sums payable in accordance with this Note shall be payable in lawful money of the United States of America to Payee at Desco Corporation, 150 Campus View Boulevard, East, Worthington, Ohio 43085, or such other address of which Payee may from time to time give written notice to Maker.

         As a specifically bargained for inducement for Payee to make the loan to Maker evidenced by this Note, Maker agrees that it will not incur any indebtedness for borrowed money, other than (i) indebtedness for borrowed money under credit facilities in effect an the date hereof and (ii) indebtedness for borrowed money to fund working capital requirements up to an aggregate amount of $2,000,000 (in addition to the permitted indebtedness described in clause (i)), without Payee's consent.

         At the option of Payee, the entire unpaid principal balance of this Note, together with all accrued interest and other sums payable in accordance with this Note (including all common stock of Maker issuable hereunder), shall become immediately due and payable (and issuable), without notice or demand (which Maker hereby expressly waives), upon the occurrence of any of the following events ("Events of Default"), whether or not within the control of Maker: (a) Maker fails to pay any installment of principal, interest or any other sum payable in accordance with this Note within five (5) calendar days after it is due; (b) Maker fails to issue any common stock issuable in accordance with this Note when issuable or breaches any other non-

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monetary obligation of Maker pursuant to this Note and such failure or breach continues for a period of ten (10) days after receipt of written notice from Payee of such breach or failure; (c) American National Bank and Trust Company of Chicago ("Bank") notifies Payee in writing that Maker (i) has breached, violated or not performed any of its covenants under the loan agreement between Maker and Bank or (ii) is otherwise in default pursuant to or in connection with Maker's indebtedness to Bank or the loan agreement between Maker and Bank; (d) Maker becomes insolvent or a receiver or custodian, as that term is defined under The Bankruptcy Code of 1978, as amended. Title 11, U.S.C. (the "Bankruptcy Code), of any of Maker's property is appointed or exists; (e) Maker makes any assignment for the benefit of creditors or any petition initiating any case is filed by or against Maker under any applicable chapter of the Bankruptcy Code and, if such case is filed against Maker, such case is not dismissed within 60 days after Maker's receipt of notice of such case; or (f) Maker dissolves or liquidates, or suspends or terminates its business activities.

         Upon the occurrence of any Event of Default, Maker will pay to Payee all attorneys' fees, court costs and expenses incurred by Payee in connection with Payee's efforts to collect the indebtedness evidenced hereby and otherwise to enforce this Note, and Payee may exercise from time to time any of the rights and remedies available to Payee under this Note and applicable law.

         No delay or failure on the part of Payee to exercise any of his rights hereunder shall be deemed a waiver of such rights or of any other rights of Payee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or a waiver of such rights or any other right on any future occasion.


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         Maker and all other persons now or hereafter liable, primarily or secondarily, for the payment of the indebtedness evidenced hereby or any part thereof waive presentment for payment, demand, notice of dishonor, protest and notice of protest, and all notices of every kind and assent to all extension(s) or postponement(s) of the time of payment or any other indulgences by Payee to any substitutions, exchanges or releases of any security for this Note, and to additions or releases of any other parties or persons primarily or secondarily liable hereon.

         Upon any transfer of this Note by Payee or by any subsequent transferee, the transferee shall thereupon become vested with all rights, benefits and privileges of Payee under this Note, and the term "Payee" shall mean such subsequent transferee or transferee(s).

         This Note and all rights and obligations under this Note shall be governed by and construed under the local laws of the State of Ohio. If any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of Maker, Payee and all parties primarily or secondarily liable hereunder that


                                         -5-

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such provision will be deemed severed and omitted herefrom, the remaining portions hereto to remain in full force and effect as written.

              IN WITNESS WHEREOF, the undersigned has delivered this Note on the day and year first above written at Worthington, Ohio.


                                  TOTAL CONTROL PRODUCTS

                                  By:  /s/ Nicholas Gihl
                                      -------------------------------
                                       Nicholas Gihl
                                       Its President



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